Exhibit 99.1

Inhibrx Reports Third Quarter 2021 Financial Results
and Recent Corporate Highlights

San Diego, CA, November 9, 2021 – Inhibrx, Inc. (Nasdaq: INBX), a biotechnology company with four clinical programs in development and a strong emerging pipeline, today reported financial results for the third quarter of 2021 and provided an update on recent corporate highlights.

Recent Corporate Highlights

•On October 12, 2021, Inhibrx announced interim results from a Phase 1 clinical trial evaluating the safety and pharmacokinetics of INBRX-101, an optimized recombinant human AAT-Fc fusion protein, in patients with alpha-1 antitrypsin deficiency, or AATD. The data from the single ascending dose cohorts revealed the potential to achieve normal AAT levels with monthly dosing and also showed a favorable safety and tolerability profile with no drug-related severe or serious adverse events at doses up to and including 120 mg/kg single dose and 80 mg/kg multi-dose administered intravenously.

•On October 28, 2021, Inhibrx announced the appointment of three executives: David Matly, M.B.A., as Chief Commercial Officer; David Kao, PharmD, M.B.A., RPh, as Vice President of Regulatory Affairs; and Jack Tsai, M.D., M.B.A., as Vice President of Business Development. Additionally, the Company announced the appointment of Kristiina Vuori, M.D., Ph.D. to its Board of Directors.

•On November 1, 2021, Inhibrx announced it will be presenting at the Connective Tissue Oncology Society (CTOS) 2021 Virtual Annual Meeting taking place November 10-13, 2021. This presentation will provide an update on the Phase 1 expansion cohort for INBRX-109 in patients with conventional chondrosarcoma. Inhibrx will also present a poster on preclinical data that will guide the planned Phase 1 expansion cohort for INBRX-109 in Ewing Sarcoma.

•On November 3, 2021, Inhibrx announced that three abstracts had been accepted for presentation at the Society for Immunotherapy of Cancer (SITC) 36th Annual Meeting, taking place November 10-14, 2021, in Washington D.C. and virtually. The three abstracts will highlight preclinical data from two of its clinical programs, INBRX-105 and INBRX-106, as well as introduce the first emerging pipeline candidate from its targeted cytokine platform, INBRX-121.

Financial Results

•Cash and Cash Equivalents. As of September 30, 2021, Inhibrx had cash and cash equivalents of $112.7 million, compared to $128.7 million as of December 31, 2020. As of November 9, 2021, Inhibrx had cash and cash equivalents of $141.1 million.

•R&D Expense. Research and development expenses were $18.5 million during the third quarter of 2021, compared to $19.8 million during the third quarter of 2020. This overall decrease was primarily due to the timing of work performed during 2020 by Inhibrx’s

Exhibit 99.1
contract development and manufacturing organization partners for the formulation and manufacturing of certain of its therapeutic candidates, offset in part by an increase in clinical trial expenses based on the initiation of a Phase 2 trial in conventional chondrosarcoma and the progression of ongoing Phase 1 trials during 2021. Additionally, personnel-related costs increased during the third quarter of 2021 as compared to the same period in the prior year as a result of the continued expansion of its organization.

•G&A Expense. General and administrative expenses were $2.8 million during the third quarter of 2021, compared to $1.6 million during the third quarter of 2020. This was primarily driven by increases in personnel-related costs, as well as increases in professional service fees related to Inhibrx’s expanding intellectual property portfolio and other expenses associated with operating as a public company following its initial public offering in August 2020.

•Net Loss. Net loss was $20.6 million during the third quarter of 2021, or $0.54 per share, compared to $20.5 million during the third quarter of 2020, or $0.77 per share.

About the Inhibrx sdAb Platform
Inhibrx utilizes diverse methods of protein engineering in the construction of therapeutic candidates that can address the specific requirements of complex target and disease biology. A key tool for this effort is the Inhibrx proprietary sdAb platform, which enables the development of therapeutic candidates with attributes superior to other monoclonal antibody and fusion protein approaches. This platform allows the combination of multiple binding units in a single molecule, enabling the creation of therapeutic candidates with defined valency or multiple specificities that can achieve enhanced cell signaling or conditional activation. An additional benefit of this platform is that these optimized, multi-functional entities can be manufactured using the established processes that are commonly used to produce therapeutic proteins.

About Inhibrx, Inc.
Inhibrx is a clinical-stage biotechnology company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary sdAb platform. Inhibrx has collaborations with 2seventy bio (formerly bluebird bio), Bristol-Myers Squibb and Chiesi. For more information, please visit www.inhibrx.com.

Forward Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx’s and its investigators’ judgments and belies regarding the strength of Inhibrx’s pipeline and the observed safety and efficacy to date of its therapeutic candidate, INBRX-101, application and dosage of INBRX-101 and the presumption of positive results from Phase 1 clinical trials, future clinical development Inhibrx’s therapeutic candidates, including statements regarding expected therapeutic benefit, the timing of future clinical development and evaluations and judgments regarding Inhibrx’s therapeutic candidates. Actual results may differ

Exhibit 99.1
from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of preclinical data and initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; its expectations regarding the impact of the COVID-19 pandemic on its business; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K as well as its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly D. Deck
Chief Financial Officer
kelly@inhibrx.com
858-795-4260

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020	2021	2020
Revenue:
License fee revenue	$2,508	$5,826	$4,289	$10,032
Grant revenue	24	75	86	80
Total revenue	2,532	5,901	4,375	10,112
Operating expenses:
Research and development	18,485	19,837	52,825	55,827
General and administrative	2,848	1,622	8,710	4,621
Total operating expenses	21,333	21,459	61,535	60,448
Loss from operations	(18,801)	(15,558)	(57,160)	(50,336)
Total other income (expense)	(1,779)	(4,452)	(3,417)	(7,652)
Provision for income taxes	—	—	2	—
Loss on equity method investment	—	487	—	487
Net loss	$(20,580)	$(20,497)	$(60,579)	$(58,475)
Net loss per share, basic and diluted	$(0.54)	$(0.77)	$(1.60)	$(2.78)
Weighted-average shares of common stock outstanding, basic and diluted	37,893	26,750	37,818	21,019

Exhibit 99.1
Inhibrx, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2021	2020
	(unaudited)

Cash and cash equivalents	$112,704	$128,664
Other current assets	6,328	3,508
Non-current assets	10,146	11,568
Total assets	$129,178	$143,740

Debt, current and non-current	$70,069	$29,244
Other current liabilities	25,150	31,399
Other non-current liabilities	5,759	7,624
Total liabilities	100,978	68,267
Stockholders’ equity	28,200	75,473
Total liabilities and stockholders’ equity	$129,178	$143,740